Exhibit 10.7

PARTICIPATION AGREEMENT
UNDER THE
ORANGE BANK & TRUST COMPANY
PERFORMANCE-BASED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS PARTICIPATION AGREEMENT is effective as of January 1, 2018 by and between ORANGE BANK & TRUST COMPANY (the “Employer”), and John Bartolotta, an executive of the Employer (referred to herein as the “Participant” and the “Executive”) (the “Participation Agreement”).

RECITALS:

WHEREAS, the Employer and the Executive entered into an employment agreement effective January 1, 2018 (the “Employment Agreement”);

WHEREAS, Section 3(d) of the Employment Agreement provides that for each fiscal year of the Employer during the term of the Employment Agreement (the “Term”), Executive shall be eligible to participate in the Orange Bank & Trust Company Performance-based Supplemental Executive Retirement Plan.

WHEREAS, in accordance with Article III of the Plan, the Administrator has determined that the Executive is eligible to commence participation in the Plan under the terms and conditions set forth in this Participation Agreement and outlined in the Plan; and

WHEREAS, upon execution of this Participation Agreement. Executive agrees to participate in the Plan under the terms and conditions set forth in this Participation Agreement and the Plan.

NOW, THEREFORE, in consideration of the foregoing and the agreements and covenants set forth herein, the parties agree as follows:

1.            Effective Date of Participation. The effective date of the Participant’s participation in the Plan is January 1, 2018. Capitalized terms have the meanings as stated in this Agreement and the Plan, attached hereto as Exhibit A.

2.           Normal Retirement Age. The Participant's Normal Retirement Age for purposes of the Plan shall be the earlier of: (a) age sixty-five (65) or (b) age sixty-two (62) with ten (10) Years of Service.

3.           Contributions.

(a)         P&L Contributions. Provided that the Participant is employed on December 31st of each calendar year during the Term and the Participant satisfies at least 80% of his financial goal established for each year during the Term, the Employer shall credit the Participant's SERP Account with the following contributions for each applicable year:

Initial P&L Contribution[1]	$100,000
Subsequent P&L Contribution[2]	$50,000

1The one-time Initial P&L Contribution rewards the Participant for the West/Roc “pay back” to the Bank in 2018 for its initial losses associated with the establishment of the West/Roc. This calculation is a partially loaded P&L based on a “marginal cost/marginal revenue” basis. All assumptions regarding the P&L calculation are determined by the Bank in its sole discretion.

2 For calendar years commencing on January 1, 2019, the Participant will be eligible for a $50,000 annual SERP contribution (“Subsequent P&L Contribution”) upon satisfaction of at least 80% of the financial goal(s) established by the Chief Executive Officer of the Bank in consultation with the Participant and approved by the Board of Directors for each applicable year.

The Bank's Finance Department in consultation with the Chief Executive Officer will review the results of the Participant's annual financial goals and present them to the Administrator. The Administrator will determine, in its sole discretion, whether the Participant achieved his financial goals for the applicable performance period and the level of achievement. Following certification of the Participant's goals by the Administrator and ratification by the Board of Directors of the Bank, P&L Contributions will be credited to the Participant's SERP Account effective December 31st of the year in which the applicable contribution applies.

(b)           Discretionary Contributions. At the sole discretion of the Administrator, a Discretionary Contribution may be credited to the Participant's SERP Account at any time. In connection with the Participant's initial participation in the Plan, the Administrator shall make a Discretionary Contribution to the Participant's SERP Account in the amount of $50,000 as of May 11, 2018 (“Initial Discretionary Contribution”).

4.            Vesting. Contributions made under this Participation Agreement are subject to a two-tier vesting schedule as described in paragraphs (a) and (b) below.

(a)           Provisional Vesting. The Initial Discretionary Contribution (as defined in Section 3(b) herein) and the Initial P&L Contribution (as defined in Section 3 (a) herein) shall provisionally vest upon completion of six (6) Years of Service with the Employer. Subsequent P&L Contributions made under Section 3(a) and Discretionary Contributions (if any) made under Section 3(b), will provisionally vest upon completion of two (2) Years of Service measured from the date of the respective contribution is made. 100% of the Participant's SERP Account balance will provisionally vest upon the Participant's death or Disability, prior to his Normal Retirement Age.

For example: Assuming the Participant is employed by the Employer on January 5, 2021, the Initial P&L Contribution and Discretionary Contribution (2018) will provisionally vest on January 5, 2021 (six year anniversary of the Participant's date of hire). Notwithstanding the foregoing, if the Participant attains Normal Retirement Age on March 1, 2020, he shall become provisionally vested in 100% of the Initial P&L Contribution and Discretionary Contribution (2018) and all other contributions made to his SERP Account. See Section 5 below for additional information on the Participant's rights to his provisionally vested SERP Account balance.

(b)           Full Vesting. Each P&L Contribution and Discretionary Contribution credited to the Participant's SERP Account will fully vest upon the Participant's Normal Retirement Age and upon a Change in Control. In addition, upon Separation from Service prior to attainment of Normal Retirement Age, the Participant will fully vest in 25% of his provisionally vested SERP Account balance. See Example in Section 5(a) below.

5.            Form and Timing of Distribution of SERP Account Balance.

(a)         Separation from Service Prior to Attainment of Normal Retirement Age. In the event the Participant has a Separation from Service for reasons other than Cause, prior to attaining Normal Retirement Age, the Participant (or his Beneficiary) will receive a lump sum payment equal to his fully vested SERP Account balance (determined in accordance with 4(b) above) 30 days following the Participant's Separation from Service.

For example: Participant dies at age 60 with 5 Years of Service with the Employer. His provisionally vested SERP Account Balance is $200,000 and his un-vested SERP Account $100,000. Based on the facts, upon the Participant's death he is provisionally vested in 100% of his SERP Account balance ($300,000). However, because the Participant has not attained Normal Retirement Age, his Beneficiary will receive a lump sum payment equal to $75,000 and the remainder of his provisionally vested SERP Account balance will be forfeited.

(b)           Separation from Service on or After Attaining Normal Retirement Age. Upon attainment of Normal Retirement Age followed by a Separation from Service for reasons other than Cause, the Participant will receive his entire vested SERP Account balance (100%) in installments over a five (5) year period. Payments under this paragraph (b) will commence on the 1st day of the full calendar month following the Participant's Separation from Service.

(c)           Change in Control. The Participant shall receive a lump sum payment equal to 100% of his vested SERP Account balance, valued as of the Change in Control date. Unless otherwise delayed under Section 409A of the Internal Revenue Code, payment under this paragraph (c) will be made 30 days following the Change in Control. If the payment of the Participant's SERP Account balance, either alone or together with any other payments and benefits the Participant has the right to receive from the Employer, would constitute a “parachute payment” under Section 280G of the Code, such payments and benefits shall be reduced by the minimum amount necessary to result in no portion of such payments and benefits being non-deductible to the Employer pursuant to Section 280G of the Code and subject to excise tax imposed under Section 4999 of the Code.

(d)          Payments following Death. If the Participant dies prior to the distribution of his entire SERP Account balance, the remaining installment payments will be paid in a lump sum to the Participant's Beneficiary, or if none is designated, his estate.

6.            Forfeitures. In the event the Participant is terminated for Cause, he will forfeit his entire SERP Account balance (vested and un-vested) in accordance with terms of the Plan. In addition, if the Participant voluntarily terminates his employment PRIOR to attaining his Normal Retirement Age, he will forfeit 100% of his unvested SERP Account balance and 75% of his provisionally vested SERP Account balance.

For example: Participant voluntarily terminates his employment with the Employer at age 60 with 5 Years of Service. His provisionally vested SERP Account Balance is $200,000 and his un-vested SERP Account balance is $100,000. Based on the facts, the Participant forfeits all of his unvested SERP Account balance and 75% of his provisionally vested SERP Account balance. Following Separation from Service, the Participant will receive a lump sum payment equal to $50,000, the remainder of his SERP Account balance will be forfeited.

7.            Valuation Date. Except in the event of a Change in Control, the Participant's Separation from Service date shall be the valuation date for purposes of determining the value of the Participant's SERP Account Balance upon distribution. Installment payments shall be valued in accordance with Section 4.6 of the Plan.

8.            Governing Law. This Agreement shall be governed under the laws of the State of New York, but only to the extent not superseded by federal law.

Notwithstanding anything in this Participation Agreement to the contrary, if the Participant is a Specified Employee (as defined in the Plan) at the time of his Separation from Service (for reasons other than Disability or death), the Employer will delay the distribution of the Participant's SERP Account balance until the first day of the seventh month following the Participant's Separation from Service.

IN WITNESS WHEREOF, each of the parties has caused this Participation Agreement to be executed as of the day first above written.

PARTICIPANT	ORANGE BANK & TRUST COMPANY

/s/ John Bartolotta	/s/ Michael J. Gilfeather
John Bartolotta	By:	Michael J. Gilfeather
	Title:	President and Chief Executive Officer

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